Exhibit 99.1

Ultra Clean Technology Systems and Service, Inc.

May 3, 2019

Chris Siu

Dear Chris:

Ultra Clean Holdings, Inc. or any one of its subsidiaries (collectively, “UCT”), is pleased to offer you the regular, full time position of CAO – Chief Accounting Officer; SVP reporting to Sheri L. Savage; Chief Financial Officer and Chief Compliance Officer. Your start date is TBD. This position will be located in our UCT Hayward, CA office.

Should you accept this offer, following are the terms and conditions:

Base Salary. Your annual base salary will be $300,000.00 and will be paid bi-weekly per UCT’s regular payroll practices and in accordance with all applicable state and federal laws. You will be classified as a regular, full-time exempt employee. You should note that UCT may modify salaries from time to time as it deems necessary.

Management Bonus. You will be eligible after one full quarter of employment with UCT to participate in the UCT Management Bonus Plan then in effect. That Plan sets forth the exclusive means, terms and conditions under which you may receive and earn a bonus under the Plan, which includes an initial target payout of 50% of your base salary on an annualized basis after one full quarter of employment with UCT.

Restricted Stock Units. Subject to the approval of UCT’s Chief Executive Officer, UCT intends to grant you an initial sign on grant of $450,000.00 Restricted Stock Units of Ultra Clean Holdings, Inc. which will vest over three years in equal annual installments on each anniversary of the date of grant, and will be subject to the terms and conditions of the Ultra Clean Corporation Stock Incentive Plan.

Signing Advance. You will receive a signing advance of $50,000.00 to be paid on January 10, 2020. The signing advance is taxable, and all regular payroll taxes will be withheld. This signing advance is contingent upon you signing and returning the enclosed Signing Advance Repayment Agreement. Should your employment with UCT end within 12 months of your date of hire, you will be responsible for reimbursing the company for the entire signing advance in full within 90 days of termination per the terms of the enclosed Signing Advance Repayment Agreement.

Benefits. As a regular employee working at least thirty (30) hours per week, you will be eligible to participate in our benefits program on the first of the month following the date of hire. Participation in the benefits program is available as per the terms and conditions of each of these plans. A summary of our benefits program has been included with this offer for your review. The Company may modify benefits from time to time as it deems necessary.

At Will Employment. Employment with UCT is ‘at will’ meaning either you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice.

Except for the Chief Executive Officer, no manager, supervisor, or other representative of UCT has the authority to agree on behalf of UCT to employ any employee for any specified period of time, or to employ any employee on other than an ‘at will’ basis. Any agreement to employ any employee for a specified period of time or on other than an ‘at will’ basis is effective only if the agreement is signed by the Chief Executive Officer within UCT.

x	/s/ CS
Initials

UCT
26462 Corporate Ave., Hayward, CA 94545
Tel: (510) 576-4400 Fax: (510) 576-4403 www.uct.com	REV. March 2019

Ultra Clean Technology Systems and Service, Inc.

Confidentiality and Non-Disclosure. Enclosed is a copy of our Confidentiality and Non-Disclosure Agreement for your review and signature. Employees of UCT work with and/or develop information for the Company’s benefit that is considered confidential in nature. As a result, UCT requires employees to agree not to use or disclose any such confidential information for the benefit of anyone or any entity other than the Company. By signing this agreement, you agree to keep confidential any and all Company confidential information.

Acceptance. This offer of employment is valid until the close of business on May 3, 2019 at which time it will expire. This offer of employment is contingent upon your ability to present proof of your eligibility to work in the United States within three (3) working days of your first day of work. It is also contingent upon successful completion of a pre-employment background check and drug testing.

If you find this offer acceptable, please sign below and return the copy of this letter to me; the original is for your records. Please feel free to contact Michael Hernandez; Sr. Director, Global Talent Acquisition at (512) 684-5940 or by email at michael.hernandez@uct.com if you have questions regarding this offer. We look forward to your acceptance of this offer and welcoming you to UCT.

Regards,

/s/ Joan Sterling

Joan Sterling

SVP, Global Human Resources

Ultra Clean Technology Systems and Service, Inc.

Accepted by:	/s/ Chris Siu	May 3, 2019
	Chris Siu	Date

UCT
26462 Corporate Ave., Hayward, CA 94545
Tel: (510) 576-4400 Fax: (510) 576-4403 www.uct.com	REV. March 2019

May 3, 2019

Chris Siu

Dear Chris:

Ultra Clean Holdings, Inc. or any one of its subsidiaries (collectively “UCT”) is pleased to offer you a signing advance of $50,000.00. This will be paid in one lump sum in a separate check on January 10, 2020. The signing advance is taxable, and all regular payroll taxes will be withheld. In the event that you leave UCT within 12 months of your date of hire, you will be responsible for reimbursing the company for the entire signing advance. Reimbursement in full is due within 90 days from your last day of employment. By your signature on this employment agreement, you authorize UCT to withhold this amount ($50,000.00) from any severance and other final pay you receive upon termination of employment.

If you find this offer acceptable, please sign below and return the copy of this letter to me; the original is for your records. Please feel free to contact Michael Hernandez; Sr. Director, Global Talent Acquisition at (512) 684-5940 or by email at michael.hernandez@uct.com if you have questions regarding this offer. We look forward to your acceptance of this offer and welcoming you to UCT.

Sincerely,

/s/ Michael Hernandez

Michael Hernandez

Sr. Director, Global Talent Acquisition

Ultra Clean Technology Systems and Service, Inc.

By my signature below, I certify that I have received and accepted this agreement.

/s/ Chris Siu	May 3, 2019
Chris Siu	Date

UCT
26462 Corporate Ave., Hayward, CA 94545
Tel: (510) 576-4400 Fax: (510) 576-4403 www.uct.com	REV. March 2019